Pentair, Inc.	Exhibit 99.1
5500 Wayzata Blvd., Suite 800
Golden Valley, MN 55416
763 545 1730 Tel
763 656 5204 Fax

News Release	[Logo of Pentair]

For release at 5:00 A.M. CDT

Contact: Mark Cain (763) 656-5278

Pentair’s Third Quarter 2003 EPS Totals $0.77 as Sales and Profits Improve; Year-to-Date Free Cash Flow Tops $148 Million

GOLDEN VALLEY, Minn. — October 16, 2003 — Pentair (NYSE: PNR) reported earnings per share (EPS) of $0.77 for the third quarter 2003, noting that third quarter margins in the Company’s Water Technologies Group improved to the same level as in last year’s third quarter, and that the Enclosures Group recorded its seventh consecutive quarter of sequential margin improvement. Pentair’s three operating groups, all of which realized sales gains in the third quarter over year-ago levels, contributed positively to Free Cash Flow (Cash from Operations less Capital Expenditures) of $89.9 million during the third quarter, resulting in year-to-date Free Cash Flow of $148.6 million, or 135 percent of net income.

Pentair’s third quarter net sales totaled $685.0 million, up nine percent from sales of $629.3 million in the same period a year ago, while operating income totaled $67.7 million, ten percent greater than the $61.8 million reported in the third quarter of 2002. Third quarter 2003 EPS of $0.77 reflects a three percent increase over EPS of $0.75 in the same period last year. The third quarter marked Pentair’s sixth consecutive quarter of favorable quarter-over-quarter EPS comparisons.

Randall J. Hogan, Pentair chairman and CEO, said: “We’ve seen continued progress on margins and some encouraging sales trends in both our Water Technologies and Enclosures Groups. Our Tools business also realized a slight improvement in sales, but severe price competition in the marketplace continues to affect the Tools margins. Overall, our businesses are performing well in markets that appear to be stable, if not improving.”

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In the Water Technologies Group, third quarter 2003 sales of $270.9 million increased 21 percent versus the same period last year, driven by acquisitions, pool equipment, residential and commercial pumps and the European water business. Operating income of $36.2 million gained 21 percent over the same period last year, with pump margins increasing due to productivity improvements and material savings. The European water business also contributed stronger profits resulting from increased volume and the effects of currency translation. Margins in the Group were 13.4 percent, matching those of the same period last year. Pentair noted that, on a year-to-date basis, the Water Technologies Group is its largest business and it has been the largest contributor to the Company’s operating income each year since 2000.

In the Tools Group, net sales of $268.0 million in the third quarter of 2003 were up one percent compared to the same period last year. The sales gain was primarily attributed to the Oldham Saw acquisition. Lower volume in higher margin products, competitive pricing, some inflationary cost increases, and expenses related to capacity reductions continued to affect operating income, which totaled $21.4 million in the third quarter of 2003, 16 percent lower than in the same period last year. Margins of 8.0 percent were 160 basis points below those of the same period last year.

In the Enclosures Group, third quarter 2003 sales of $146.2 million were up almost five percent over the same period in 2002. The improved volume was driven by increased sales in electronics markets combined with share gains in U.S. commercial and networking markets. Third quarter operating income of $13.6 million gained 53 percent over that of the previous year’s third quarter, while margins increased 300 basis points to 9.3 percent. Higher profits in the Group were driven primarily by volume-related efficiencies and continued productivity improvements.

“We made solid gains in working capital, supply chain management, our lean enterprise initiative, and organic growth, and we’re redoubling efforts to offset competitive market price pressures in the Tools Group through additional materials savings and improved productivity,” Hogan said. “Looking forward, we expect fourth quarter 2003 EPS of between $0.62 and $0.70, compared to EPS of $0.56 in the same period last year.”

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A Pentair conference call scheduled for 11:00 a.m. CDT today will be webcast live via http://www.pentair.com. The conference call, which can be found on the site’s “Financial Information” page, will be archived at the same location.

Pentair is a Minnesota-based manufacturer whose core businesses compete in tools, water technologies, and enclosures markets. The company employs 12,000 people in more than 50 locations around the world.

Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures. Forward-looking statements included herein are made as of the date hereof and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.

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Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	Three months ended		Nine months ended
In thousands, except per-share data	September 27 2003	September 28 2002	September 27 2003	September 28 2002
Net sales	$685,014	$629,301	$2,041,519	$1,940,480
Cost of goods sold	518,007	480,332	1,535,733	1,478,520

Gross profit	167,007	148,969	505,786	461,960
% of net sales	24.4%	23.7%	24.8%	23.8%
Selling, general and administrative	88,267	78,243	277,181	253,530
% of net sales	12.9%	12.4%	13.6%	13.1%
Research and development	10,995	8,904	32,340	26,289
% of net sales	1.6%	1.4%	1.6%	1.4%

Operating income	67,745	61,822	196,265	182,141
% of net sales	9.9%	9.8%	9.6%	9.4%
Net interest expense	9,600	8,205	29,430	32,411
% of net sales	1.4%	1.3%	1.4%	1.7%

Income before income taxes	58,145	53,617	166,835	149,730
% of net sales	8.5%	8.5%	8.2%	7.7%
Provision for income taxes	19,770	16,214	56,724	47,913
Effective tax rate	34.0%	30.2%	34.0%	32.0%

Net income	$38,375	$37,403	$110,111	$101,817

Earnings per common share
Basic	$0.78	$0.76	$2.23	$2.07
Diluted	$0.77	$0.75	$2.21	$2.04

Weighted average common shares outstanding
Basic	49,484	49,235	49,404	49,212
Diluted	50,043	49,804	49,824	49,809

Cash dividends declared per common share	$0.21	$0.19	$0.61	$0.55

Pentair, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

In thousands	September 27 2003	December 31 2002	September 28 2002
Assets
Current assets
Cash and cash equivalents	$50,381	$39,648	$39,591
Accounts and notes receivable, net	420,267	403,793	415,019
Inventories	308,150	293,202	291,308
Deferred income taxes	57,416	55,234	66,527
Prepaid expenses and other current assets	21,523	17,132	20,735
Net assets of discontinued operations	2,379	1,799	1,771

Total current assets	860,116	810,808	834,951

Property, plant and equipment, net	340,131	351,316	306,102

Goodwill	1,250,621	1,218,341	1,098,141
Other assets	136,620	133,985	115,704

Total assets	$2,587,488	$2,514,450	$2,354,898

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$102	$686	$—
Current maturities of long-term debt	57,499	60,488	7,284
Accounts and notes payable	180,147	171,709	188,872
Employee compensation and benefits	80,952	84,965	81,530
Accrued product claims and warranties	36,704	36,855	37,632
Income taxes	30,938	12,071	30,790
Other current liabilities	124,046	109,426	124,039

Total current liabilities	510,388	476,200	470,147

Long-term debt	605,131	673,911	559,218
Pension and other retirement compensation	135,607	124,301	82,683
Post-retirement medical and other benefits	42,162	42,815	42,762
Deferred income taxes	34,110	31,728	35,390
Other noncurrent liabilities	63,786	59,771	64,423

Total liabilities	1,391,184	1,408,726	1,254,623

Shareholders’ equity	1,196,304	1,105,724	1,100,275

Total liabilities and shareholders’ equity	$2,587,488	$2,514,450	$2,354,898

Days sales in accounts receivable (13 month moving average)	57	59	62
Days inventory on hand (13 month moving average)	64	63	66
Days in accounts payable (13 month moving average)	52	53	55
Debt/total capital	35.6%	39.9%	34.0%

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine months ended
In thousands	September 27 2003	September 28 2002
Operating activities
Net income	$110,111	$101,817
Depreciation	47,366	44,499
Other amortization	3,905	2,592
Deferred income taxes	(272)	4,263
Stock compensation	306	—
Changes in assets and liabilities, net of effects of business acquisitions
Accounts and notes receivable	(7,458)	(9,236)
Inventories	(7,640)	11,777
Prepaid expenses and other current assets	(3,608)	2,103
Accounts payable	3,925	8,813
Employee compensation and benefits	(5,356)	6,230
Accrued product claims and warranties	(1,109)	(601)
Income taxes	17,640	24,104
Other current liabilities	10,624	4,187
Pension and post-retirement benefits	7,445	5,664
Other assets and liabilities	3,031	11,141

Net cash provided by continuing operations	178,910	217,353
Net cash (used for) provided by discontinued operations	(581)	3,555

Net cash provided by operating activities	178,329	220,908

Investing activities
Capital expenditures	(29,720)	(23,674)
Proceeds from sale of businesses	—	1,744
Acquisitions, net of cash acquired	(19,409)	—
Divestitures	(2,400)	—
Equity investments	(5,426)	(9,448)
Other	48	(165)

Net cash used for investing activities	(56,907)	(31,543)

Financing activities
Net short-term (repayments) borrowings	(771)	665
Proceeds from long-term debt	486,657	194,987
Repayment of long-term debt	(558,816)	(363,960)
Proceeds from exercise of stock options	510	2,683
Dividends paid	(30,106)	(27,067)

Net cash used for financing activities	(102,526)	(192,692)

Effect of exchange rate changes on cash	(8,163)	3,074

Change in cash and cash equivalents	10,733	(253)
Cash and cash equivalents, beginning of period	39,648	39,844

Cash and cash equivalents, end of period	$50,381	$39,591

Free cash flow
Net cash provided by operating activities	$178,329	$220,908
Less capital expenditures	(29,720)	(23,674)

Free cash flow	$148,609	$197,234

Pentair, Inc. and Subsidiaries

Supplemental Financial Information by Reportable Business Segment (Unaudited)

In thousands	First Qtr 2003	Second Qtr 2003	Third Qtr 2003	Nine Months 2003	First Qtr 2002	Second Qtr 2002	Third Qtr 2002	Nine Months 2002
Net sales to external customers
Tools	$251,765	$283,416	$268,028	$803,209	$252,092	$303,771	$265,732	$821,595
Water	246,440	290,692	270,901	808,033	211,411	265,531	223,637	700,579
Enclosures	139,453	145,236	146,233	430,922	139,560	138,814	139,932	418,306
Intersegment sales elimination	(142)	(355)	(148)	(645)	—	—	—

Consolidated	$637,516	$718,989	$685,014	$2,041,519	$603,063	$708,116	$629,301	$1,940,480

Operating income (loss)
Tools	$17,686	$23,148	$21,440	$62,274	$16,686	$30,837	$25,479	$73,002
Water	29,504	46,002	36,197	111,703	29,747	43,708	29,969	103,424
Enclosures	9,865	11,703	13,555	35,123	4,608	6,995	8,884	20,487
Other	(4,867)	(4,521)	(3,447)	(12,835)	(5,314)	(6,948)	(2,510)	(14,772)

Consolidated	$52,188	$76,332	$67,745	$196,265	$45,727	$74,592	$61,822	$182,141

Operating income as a percent of net sales
Tools	7.0%	8.2%	8.0%	7.8%	6.6%	10.2%	9.6%	8.9%
Water	12.0%	15.8%	13.4%	13.8%	14.1%	16.5%	13.4%	14.8%
Enclosures	7.1%	8.1%	9.3%	8.2%	3.3%	5.0%	6.3%	4.9%
Consolidated	8.2%	10.6%	9.9%	9.6%	7.6%	10.5%	9.8%	9.4%

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